Exhibit 10.7

Share Option Plan 2025
vVARDIS Holding AG

19 November 2025

1.	Purpose

The purpose of this Share Option plan (the Option Plan) is to:

(i)          attract and retain high quality personnel;

(ii)       provide Beneficiaries with further incentives to increase their commitments for and in the best interest of vVARDIS and its Subsidiaries;

(iii)       align the Beneficiaries’ interests and objectives with the interests and objectives of holders of equity in vVARDIS and its Subsidiaries; and

(iv)      grant Beneficiaries the opportunity to participate in the ownership of vVARDIS and its Subsidiaries to foster their long- term oriented and sustainable business behavior and working culture, thereby promoting the long-term success of vVARDIS and its Subsidiaries;

by granting Beneficiaries Options and hence the right to acquire Shares of vVARDIS by exercising vested Options.

2.	Definitions

Unless otherwise defined in an Option Agreement, capitalized terms used herein shall have the meaning set forth in this Clause 2 (Definitions):

Acceleration Event shall mean the completion of any of the following events:

(i)      a listing of Shares for trading on a recognized stock exchange (including in connection with an IPO) or a SPAC Transaction;

(ii)      a private sale of 50% or more of all issued and outstanding shares in vVARDIS to a bona fide acquirer that is not directly or indirectly controlled by shareholders controlling vVARDIS at that time;

(iii)     a private sale of all or substantially all of vVARDIS’ assets to a bona fide acquirer that is not directly or indirectly controlled by shareholders controlling vVARDIS at that time;

(iv)        a merger, consolidation or demerger where the absorbing entity is not vVARDIS and not directly or indirectly controlled by shareholders controlling vVARDIS at that time; or

(v)        another reorganization with an equivalent result as to (ii), (iii) or (iv) above.

Bad Leaver shall mean a Beneficiary:

(i)      whose employment relationship or mandate with vVARDIS or a Subsidiary is terminated for Cause;
(ii)    who materially breaches its obligations under its employment agreement or mandate with vVARDIS and/or any of its Subsidiaries;

(iii)        who materially breaches its obligations under the Option Agreement, this Option Plan and/or the Shareholders’ Agreement (unless such breach and its effects are fully cured within twenty (20) days upon notification in writing of the breach by vVARDIS);

(iv)       who has been determined after independent investigation to have engaged in verbal, written, or physical harassment or abuse of a sexual nature; or

(v)        who makes or publishes any Disparaging Remarks to any other person about: (i) vVARDIS or any Subsidiary; (ii) any business conducted by vVARDIS or any Subsidiary; or (iii) any past or present member of vVARDIS’ or of any of its Subsidiary’s management or board of directors in their capacity as such; provided that, nothing in this Agreement will prohibit a Beneficiary from complying with any valid subpoena or court order or from exercising any legal rights to which a Beneficiary is entitled and a Beneficiary shall not be considered a Bad Leaver for making truthful statements in response to legal process, required governmental testimony or filings, or administrative or arbitral proceedings (including, without limitation, depositions in connection with such proceedings), rebutting statements of others or making normal competitive type statements that are not derogatory in nature.

Bad Leaver Event shall mean the occurrence of an event, matter, fact, circumstance or behavior giving rise to a Beneficiary qualifying immediately or with the lapse of time as Bad Leaver, in each case irrespective of whether such event, matter, fact, circumstance or behavior is actually known at that time by or disclosed to vVARDIS, its Subsidiaries or its or their directors, officers, employees, representatives, advisors or agents.

Beneficiaries shall mean eligible employees, members of the Board, advisors or agents of vVARDIS or any of its Subsidiaries to whom Options have been granted in accordance with this Option Plan (each a Beneficiary).

Board shall mean the board of directors of vVARDIS or any committee of the Board to whom any authority or powers in respect of this Option Plan is/are delegated from time to time during the term of this Option Plan.

Cause shall mean in respect of a Beneficiary any (a) material violation of law by such Beneficiary or (b) grave misconduct or egregious acts (such as material and wilful disregard for instructions or company policy, falsifying records, stealing, violence, criminal wrongdoings and similar acts or behaviour) by such Beneficiary to the extent it would justify a termination of the employment relationship for cause according to article 337 CO irrespective of whether the relationship with such Beneficiary qualifies as employment or whether such employment relationship is actually governed by Swiss law or any equivalent provision under any applicable foreign law.

Clause shall mean a Clause of this Option Plan.

CO shall mean the Swiss Code of Obligations from time to time in effect.

Disparaging Remarks shall mean any statement, whether written or oral, that has the intention or tendency to degrade, diminish, or harm the reputation or standing of an individual or entity in the estimation of a community, including by deterring or having a tendency to deter others from associating, employing, or otherwise dealing with them.

Executive Manager shall mean (i) the Chief Executive Officer(s), the Chief Financial Officer, the Chief Operating Officer, the Chief Commercial Officer, the Group Counsel, (ii) other persons having authority and responsibility for planning, directing and controlling the day-to-day activities of vVARDIS, whether or not they are members of the Board of Directors of vVARDIS or of any of its Subsidiaries and (iii) any and all other persons directly reporting to a person within the meaning of (i) or (ii) of this term.

Exercise Date shall mean the date on which vested Options are exercised or deemed to be exercised as specified in Clause 5.1 (ii) and (iii) (Time of Exercise) and Clause 5.2 (Declaration of Assignment).

Exercise Period shall mean the period during which vested Options granted to a Beneficiary under this Option Plan may be exercised as specified in Clause 4 (vi) (Terms of Options) or in the respective Option Agreement.

Exercise Price shall mean the exercise price per Share for each Option granted to a Beneficiary under this Option Plan as specified in Clause 4 (ii) (Terms of Options), respectively the respective Option Agreement.

Existing Shareholders shall have the meaning ascribed to such term in the SHA.

Good Leaver shall mean a Beneficiary whose employment or mandate ends and who does not qualify as a Bad Leaver.

Granting Date shall mean the effective date of an Option Grant to a Beneficiary pursuant to Clause 3.3 (Option Grant Dates) as specified in the Option Agreement.

Investors shall have the meaning ascribed to such term in the SHA.

IPO means an initial public offering of Shares of vVARDIS and admission to trading on one or more recognized investment or stock exchanges of such shares which investment or stock exchange(s) provide(s) a reasonable and genuine market for such shares of sufficient liquidity and upon which such shares can be freely traded.

Issuance Price shall mean the issuance price at which an Option Grant to a Beneficiary is made under this Option Plan as specified in Clause 4 (i) (Terms of Options), respectively the respective Option Agreement.

Key Personnel Beneficiary shall mean a Beneficiary (i) being a member of the Board of Directors of vVARDIS, (ii) qualifying as Executive Manager or (iii) being identified as Key Personnel Beneficiary in the individual Option Agreement.

Lock-Up Period shall have the meaning set forth in Clause 7.1 (Lock-Up Periods).
Notice of Exercise shall have the meaning set forth in Clause 5.1 (Time of Exercise).

Option shall mean a call option giving the right to a Beneficiary under this Option Plan and its respective Option Agreement to acquire one Share of vVARDIS against payment of the Exercise Price.

Option Agreement shall mean the option agreement evidencing and specifying the individual Option Grant executed by a Beneficiary and vVARDIS in form and substance as requested by vVARDIS from time to time.

Option Grant shall mean a grant of one or several Options to a Beneficiary in the individual Option Agreement pursuant to the terms of this Option Plan.

Option Plan shall mean this Option Plan dated as of [31 October] 2025 as amended, restated, supplemented or substituted, from time to time in accordance with its terms.

Permanent Disability shall mean, for all purposes and intents of this Option Plan, the incapability of a Beneficiary to perform 25% or more of its work-related duties during at least six consecutive months and no reasonable expectation to resume his/her full work-related duties within the next six months, as a result of a serious injury, serious illness, serious handicap or serious mental illness and as attested by a qualified physician entrusted by the Board.

Restricted Shares shall mean Shares being (as at the relevant time) subject to a Restriction Period.

Restriction Period shall have the meaning set forth in Clause 7.1 (Restriction Period).

SHA shall mean the shareholders agreement dated 24 November 2021 relating to vVARDIS made by and among the Investors (as defined therein), the Existing Shareholders (as defined therein) and vVARDIS (as amended, restated, supplemented or substituted from time to time).

Share shall mean as at the date hereof, subject to adjustments in accordance with Clause 13 (Changes in Capital Structure), one registered common share (Stammaktie) of vVARDIS with a nominal value of CHF 0.01 fully paid-in.

Shareholders’ Agreement shall mean the shareholders’ agreement (as amended, restated, supplemented or substituted from time to time) a Beneficiary will automatically become a party to with effect from the issuance or transfer of Shares to such Beneficiary, in form and substance as requested by vVARDIS from time to time, which includes provisions, amongst others, on (i) restrictions on the transferability of Shares, (ii) rights of first refusal, (iii) drag-along and tag-along rights, (vi) purchase options upon the occurrence of certain triggering events (such as a good or bad leaver event or other purchase events such as insolvency, loss of capacity or death), (v) exercise of voting rights through the nominee (if vVARDIS appoints a nominee) and (vi) amendments of the Shareholders’ Agreement (the Shareholders’ Agreement in its current form is attached hereto as Annex 3).

SPAC means a special purpose acquisition entity which (i) has been formed with the purpose of raising capital, (ii) has completed an IPO resulting in the equity securities of such entity being listed on a national securities exchange such as the New York Stock Exchange or the NASDAQ Global Market, and (iii) does not conduct any material business or maintain any material assets other than cash.

SPAC Transaction means the (direct or indirect) acquisition of vVARDIS (by merger, stock purchase, sale or other businesses combination) by a SPAC.

Subsidiary shall mean any legal entity in which vVARDIS directly or indirectly owns shares representing 50% or more of the aggregate voting rights of all classes of shares or securities with voting rights (collectively, the Subsidiaries).

Tax Withholding shall mean any income taxes and/or social security contributions legally applicable to a Beneficiary, which are due upon exercise of an Option and/or upon subsequent sale of a Share, for which vVARDIS or any of its Subsidiaries has a withholding and/or payment obligation under applicable Swiss or foreign laws.

Termination Date shall mean the effective date of termination or expiry (Beendigungsdatum) of the employment or mandate of a Beneficiary.

Unrestricted Shares shall mean Shares not, or no longer, being subject to a Restriction Period.

Vesting Date shall mean the date on which an Option vests in accordance with Clause 4 (iii) (Terms of Options).

vVARDIS shall mean vVARDIS Holding AG with registered seat in Zug, Switzerland (CHE-304.163.134).

3.	Option Grant

3.1	In general

Options will be granted to Beneficiaries in accordance with the terms of this Option Plan. Each Option Grant shall be valid only if evidenced by an Option Agreement signed by vVARDIS and the relevant Beneficiary in such form and with such terms and conditions as the Board shall determine from time to time. Unless an Option Grant is made on account of a part of the variable salary or, as the case may be, the base salary, any Option Grant to a Beneficiary having its residence or work place in Switzerland shall always be deemed a gratuity or special reward (Gratifikation/ Sondervergütung) within the meaning of article 322d CO and not an element of salary (Lohnbestandteil).

3.2	Eligibility

Throughout the term of this Option Plan, the Board shall determine from time to time the conditions to be satisfied by a Beneficiary for it to be eligible for Option Grants at its sole discretion, taking into consideration the Beneficiary’s role, function, individual performance as well as the best interest and the overall business development of vVARDIS and its Subsidiaries.
3.3	Option Grant Dates

Unless provided otherwise in the respective Option Agreement, Option Grants shall be made solely with effect as per (i) the first trading day of a calendar quarter if the Shares are listed on any exchange or (ii) the first banking day in Zurich of a calendar quarter if the Shares are not listed.

3.4	Maximum Available Options/Shares

Subject to Clause 13 (Changes in Capital Structure), the maximum aggregate number of Shares for which the Board may grant Options to Beneficiaries under this Option Plan shall at all times be covered by sufficient conditional share capital from time to time created by vVARDIS for the purpose of this Option Plan and any similar incentive or compensation plan.

4.	Terms of Options

Unless provided otherwise in this Plan or the respective Option Agreement, the principal terms of Options are as follows:

(i)      Issuance Price: Options will be granted to eligible Beneficiaries free of charge (i.e., for no consideration).

(ii)      Exercise Price: Nominal value per Share as may be adjusted from time to time in accordance with Clause 13 (Changes in Capital Structure).

(iii)       Vesting: Subject to continuous employment or mandate of the relevant Beneficiary and the non-occurrence of a Bad Leaver Event in respect of such Beneficiary, 25% of the Options granted to such Beneficiary (rounded up to the next whole number) shall vest and become exercisable on each anniversary of the Granting Date, so that on the 4th anniversary of the Granting Date the last tranche of Options of the Options shall vest and become exercisable.

(iv)        Accelerated Vesting: Subject to continuous employment or mandate of the relevant Beneficiary and the non-occurrence of a Bad Leaver Event in respect of such Beneficiary, upon the occurrence of an Acceleration Event, all unvested Options at that time shall vest and become exercisable immediately.

(v)         Forfeiture: Upon and with effect as of the occurrence of a Bad Leaver Event, all (unvested and/or vested) Options non- exercised at that time shall terminate, forfeit, cease to exist and discontinue being exercisable immediately, irrevocably and automatically (see Clause 11.2 (Bad Leaver)).

(vi)       Exercise Period: Subject to earlier forfeiture under this Option Plan, vested Options shall be exercisable until and including the 10th anniversary of the Granting Date. Options that are not exercised in accordance with Clause 5.1 (Time of Exercise) on or before the lapse of the Exercise Period shall expire immediately, irrevocably, and automatically at expiry by lapse of time.

5.	Exercise of Options

5.1	Time of Exercise

A Beneficiary may exercise vested Options, in full or in part, by delivery to vVARDIS of a duly executed and completed notice of exercise in form and substance as requested by vVARDIS from time to time (the Notice of Exercise, its form as at the date hereof is attached hereto as Annex 1) together with a Declaration of Assignment, duly endorsed in blank, on or before the following dates (whereby in each case the date of receipt of the Notice of Exercise and the Declaration of Assignment by vVARDIS shall be relevant):

(i)          in any event, before the lapse of the Exercise Period; and

(ii)       during continuous employment or mandate and for as long as the Shares are not listed for trading on a stock exchange, at any time within the first 3 months of a calendar year and during the last 12 months of the Exercise Period at any time within such 12 months period, provided that in either case any exercise of Options shall be deemed to have been made on the last business day of the calendar month in which vVARDIS has received or is deemed to have received the Notice of Exercise; and

(iii)     for Good Leavers, at any time within 1 year from the Termination Date, provided that (a) no exercise shall be permissible during a period of 30 days prior to vVARDIS’ annual general meeting of shareholders (any Notice of Exercised received by vVARDIS in such 30 days period shall be deemed to have been received the next business day following vVARDIS’ annual general meeting of shareholders) and (b) any exercise of Options shall be deemed to have been made on the last business day of the calendar month in which vVARDIS has received or is deemed to have received the Notice of Exercise.

Failure to deliver the Notice of Exercise in time shall render an exercise of Options immediately, irrevocably and automatically invalid.

5.2	Declaration of Assignment

Concurrently with the delivery of the Notice of Exercise to vVARDIS, the Beneficiary shall deliver to vVARDIS a declaration of assignment, duly endorsed in blank, in such form and substance as vVARDIS may request from time to time (the Declaration of Assignment (the Declaration of Assignment in its current form is attached hereto as Annex 2).

Failure to deliver the Declaration of Assignment, duly endorsed in blank, to vVARDIS concurrently with the delivery of the Notice of Exercise shall not render the exercise of Options invalid. However, the exercise of Options shall be deemed to be deferred by the time the Declaration of Assignment, duly endorsed in blank, is delivered to vVARDIS (for all purposes of this Plan, including Clause 5.1 (Time of Exercise)).

The Declaration of Assignment shall be held in escrow by vVARDIS and the Beneficiary hereby irrevocably and unconditionally authorizes vVARDIS to complete, date, execute and deliver the Declaration of Assignment for and on behalf of the Beneficiary to effect a transfer of Shares in accordance with the terms of this Option Plan and the Shareholders’ Agreement.
5.3	Cash Payment

Upon delivery of the Notice of Exercise in accordance  with Clause 5.1 (Time of Exercise) and the Declaration of Assignment in accordance with Clause 5.2 (Declaration of Assignment), the relevant Exercise Price and, if requested by vVARDIS, the applicable Tax Withholding shall  be paid in full in cash within 3 business days from the Options exercise by or on behalf of the relevant Beneficiary (or its heirs), without any deduction, set-off, right to withhold, by wire transfer in immediately available funds to a bank account specified by vVARDIS for such purpose from time to time.

Failure to pay the Exercise Price in accordance with this Clause 5.3 (Cash Payment) in time shall render an exercise of Options invalid.

5.4	Settlement of Options upon Exercise

Upon valid exercise of vested Options by a Beneficiary in accordance with this Option Plan and the Option Agreement, the relevant number of Options shall be settled by vVARDIS by way of:

(i)         issuance or transfer of the relevant number of Shares to the Beneficiary; and

(ii)       delivery of a confirmation of registration in the share register of vVARDIS evidencing that the relevant number of Shares are being held by the Beneficiary.

Notwithstanding anything contained herein and in any Option Agreement to the contrary, all Shares issued or transferred to the Beneficiary upon valid exercise of Options under this Option Plan and the respective Option Agreement shall be subject to the terms and conditions of the Shareholders’ Agreement.

6.	Option Transfer Restrictions

Options granted under this Option Plan shall not be sold, pledged, assigned, encumbered, transferred or disposed of in any form or way other than by will or inheritance law, and any such sale, pledge, assignment, encumbrance, transfer or disposal shall be null and void as between the parties thereto and towards vVARDIS and the Beneficiary. Bindingness of Shareholders’ Agreement.

Each Beneficiary hereby agrees to be a party to, and to be automatically bound by, the Shareholders’ Agreement (attached hereto as Annex 3) from the issuance or transfer of Shares to such Beneficiary and all rights and obligations set out in the Shareholders’ Agreement shall be deemed to be automatically applicable to the respective Beneficiary with effect from the issuance or transfer of Shares to such Beneficiary.

7.	Restriction Period, Immediate Release and Purchase of Restricted Shares

7.1	Restricted Shares

Shares issued or transferred to a Beneficiary upon exercise of Options may be restricted (gesperrte Aktien) during a certain period of time (a Restriction Period), thereby qualifying as Restricted Shares, as evidenced in the relevant Option Agreement.

Although a Beneficiary acquires legal ownership in Restricted Shares, the Beneficiary is not entitled to sell, pledge, assign, encumber, transfer or dispose of in any other form or way Restricted Shares for so long as they are restricted, i.e. subject to the Restriction Period.

Shares being released from the Restriction Period, thereby qualifying as Unrestricted Shares, may be sold or transferred by the Beneficiary on the terms and subject to the conditions of the Shareholders’ Agreement (see also Clause 8 (Share Transfer Restrictions under Shareholders’ Agreement)).

7.2	Immediate Release from Restriction Period

Subject to continuous employment or mandate of the relevant Beneficiary and the non-occurrence of a Bad Leaver Event in respect of such Beneficiary, upon the occurrence of an Acceleration Event, all Restricted Shares at that time shall be deemed immediately released from the Restriction Period, thereby becoming Unrestricted Shares.

7.3	Purchase of Restricted Shares

If the employment or mandate of a Beneficiary ends (for whatever reason), the Beneficiary shall sell and transfer to, and vVARDIS shall purchase and acquire from, the Beneficiary, any and all Shares which, as at the Termination Date, qualify as Restricted Shares.

The purchase price payable by vVARDIS to the Beneficiary shall be the (weighted average) Exercise Price paid by the Beneficiary for such Restricted Shares.

8.	Separate Share Transfer Restrictions under Shareholders’ Agreement

Shares issued or transferred to the Beneficiary upon exercise of Options shall be subject to the terms and conditions of the Shareholders’ Agreement from time to time in effect. Such terms and conditions include (i) restrictions on the transferability of Shares, (ii) rights of first refusals, (iii) drag-along and tag-along rights, (vi) purchase options upon the occurrence of certain triggering events (such as a good or bad leaver event or other purchase events such as insolvency, loss of capacity or death), (v) exercise of voting rights through the nominee (if vVARDIS appoints a nominee) and (vi) amendments of the Shareholders’ Agreement as requested from time to time by the Board or by the parties to the SHA.

9.	Lock-Up Periods and Clawback after Acceleration Event

9.1	General

vVARDIS may decide to list the Shares for trading on a recognized stock exchange in its sole discretion, in which case all Shares issued or transferred to the Beneficiary upon exercise of vested Options will be subject to (i) limitations in terms of transferability of Shares and (ii) clawback rights of vVARDIS pursuant to the provisions of this Clause 9 or as evidenced in the individual Option Agreement.
9.2	Lock-Up Agreements with underwriters etc.

All Shares held by a Beneficiary on an initial or subsequent listing of Shares shall be subject to customary limitations in terms of transferability (lock-up/market stand-off) for a period following a listing as required by (i) the underwriters/joint global coordinators, (ii) applicable listing requirements or (iii) reasonably deemed appropriate by the board to reduce downward pressure on the share price following an IPO or subsequent listing.

9.3	Key Personnel Beneficiaries

Unless expressly otherwise evidenced in the individual Option Agreement, the following lock-up and clawback provisions apply to each Beneficiary qualifying as Key Personnel immediately prior to the occurrence of an Acceleration Event:

(i)          All Shares qualifying as Restricted Shares immediately prior to the occurrence of an Acceleration Event shall be subject to a lock-up period of 18 months commencing on the date of the occurrence of the Acceleration Event. Subject to continuous employment or mandate of the relevant Beneficiary and the non-occurrence of a Bad Leaver Event in respect of such Key Personnel Beneficiary, a third of the entire portion of such Shares shall be released semi-annually from such lock-up undertaking, so that all such Shares (subject to continuous employment or mandate of the relevant Beneficiary and the non- occurrence of a Bad Leaver Event) are released from such lock-up undertaking 18 months after the occurrence of an Acceleration Event. For the avoidance of doubt, Shares qualifying as Unrestricted Shares immediately prior to the occurrence of an Acceleration Event shall not be subject to the lock-up undertaking set forth in this Clause 9.3.

(ii)         Upon and with effect as of the occurrence of a Bad Leaver Event or if the employment or mandate of a Key Personal Beneficiary is terminated by the relevant Key Personnel Beneficiary, vVARDIS has the right to purchase from the relevant Key Personnel Beneficiary all Shares, which at the occurrence of a Bad Leaver Event or the termination of the employment or mandate (Kündigung des Arbeitsverhältnisses oder des Auftrags) by the Key Personnel Beneficiary are still subject to the lock-up undertaking set forth in sub-clause (i) above. The purchase price payable by vVARDIS to the Key Personnel Beneficiary shall be the (weighted average) Exercise Price paid by the Beneficiary for the Shares still being subject to the lock-up undertaking set-forth in this Clause 9.3.

10.	Agreement to Vote Shares

vVARDIS may, at its discretion, require that a Beneficiary, upon issuance or transfer of Shares to such Beneficiary, agrees to vote such Shares pursuant to the terms of a voting agreement (Stimmbindungsvereinbarung) to be entered into by and among Beneficiaries, Investors and/or Existing Shareholders (such voting agreement to be in a form and substance as requested by vVARDIS from time to time).

11.	Effect of Termination of Employment or Mandate

11.1	Good Leaver

A Beneficiary qualifying as a Good Leaver will, as long as it qualifies as such:

(i)        remain entitled to and keep the Options vested on or before the Termination Date if the Beneficiary has timely exercised its Options in accordance with Clause 5.1 (Time of Exercise);

(ii)     immediately, irrevocably and automatically forfeit all Options (a) unvested at the Termination Date and/or (b) vested on or before the Termination Date but not exercised within 1 year from the Termination Date, in each case (x) notwithstanding any- thing contained in this Option Plan or the respective Option Agreement to the contrary, (y) without consideration or compensation and (z) irrespective of whether such Options will be in the money at that time; and

(iii)       subject to Clause 7.3 (Purchase of Restricted Shares) and the terms and conditions of the Shareholders Agreement, remain entitled to keep all Shares issued or transferred to the Beneficiary under this Option Plan.

11.2	Bad Leaver

Notwithstanding anything contained in this Option Plan or the respective Option Agreement to the contrary, upon and with effect as per the occurrence of a Bad Leaver Event:

(i)      a Beneficiary qualifying as a Bad Leaver shall immediately, irrevocably and automatically forfeit all Options, whether vested or not, (a) without any consideration or compensation and (b) irrespective of whether such Options will be in the money at that time;

(ii)       vVARDIS shall have at any time within a period of 1 year from the relevant Bad Leaver’s Termination Date the right (but not the obligation) to purchase any Shares issued or transferred to the Bad Leaver at the (weighted average) Exercise Price paid by such Bad Leaver for such Shares at the time of exercise of the underlying Options; and

(iii)      the terms and conditions applicable to the exercise of such purchase right for and the consummation of such purchase of Shares pursuant to the preceding paragraph  (ii)  of  this  Clause 11.2 (Bad Leaver) shall be as set forth in the Shareholders’ Agreement.

12.	Effect of an Acceleration Event

The Board may, subject to any consents required under the SHA, upon and with effect as per the occurrence of an Acceleration Event, amend or modify the terms and conditions for the exercise of any outstanding Options granted under the Option Plan at its discretion, provided that such amendments or modifications may not materially adversely affect the then accrued rights of Beneficiaries hereunder. Such power and discretion of the Board shall include, but not be limited to, the power and authority to:

(i)          modify the requirements for the exercise of Options;

(ii)        provide that Options granted under this Option Plan must be exercised in connection with, or prior to, the closing of an Acceleration Event; or

(iii)    cash settle Options and/or Shares to be issued or transferred upon exercise of Options by way of payment in cash of an amount equal to the value of such Options/Shares (subject to any Tax Withholding, as applicable) based on the net proceeds resulting from the consideration paid or allocated per Share in the Acceleration Event;
it being understood that no such modification, provision or cash settlement pursuant to (i) – (iii) of this Clause 12 (Effect of an Acceleration Event) shall be deemed to materially adversely affect the then accrued rights of Beneficiaries under this Option Plan.

13.	Changes in Capital Structure

In the event of a change, other than a share capital increase, relating to the Shares through reclassification, recapitalization, subdivision, share dividend, share split-up or otherwise in vVARDIS’ corporate structure, the Board shall, to the extent permissible by law, adjust the terms of the Options then outstanding to ensure that the Beneficiaries will, upon exercise of an Option, receive in respect of such Option the same value and type of shares that each Beneficiary would have been entitled to receive without such change.

14.	Taxation and Social Security

Options may be subject to taxation including income taxes, withholding taxes, transfer taxes and/or social security. In Switzerland, Options will be subject to Swiss income tax and Swiss social security contributions upon exercise. A subsequent sale of the Shares acquired upon exercise of Options may, depending on the individual circumstances and the amount of the capital gain realized, trigger Swiss income tax and Swiss social security contributions as well. Social security contributions legally due will be borne by vVARDIS or Subsidiary and the relevant Beneficiary in accordance with applicable law and regulations.

Depending on the Beneficiary’s residence, place of work or nationality, Options may be subject to personal taxes and/or social security contributions in jurisdictions other than Switzerland. Each Beneficiary is responsible for a proper declaration and payment of its personal taxes, including social security contributions and capital gains taxes, if any, that may arise from participation in this Option Plan, Option Grants, the exercise of Options and/or Shares acquired or sold after exercise of Options in any relevant jurisdiction.

15.	No Entitlements

15.1	No Shareholder Rights

An Option does neither include nor confer any shareholder rights in vVARDIS or any of its Subsidiaries.

15.2	No Right to Future Grants

A participation in this Option Plan shall not confer any right to or entitlement of a Beneficiary to be granted any Option, let alone any specific number of Options, in the future or to participate in any way or form in any future employee participation or similar incentive or compensation plan. Rather, the granting of any Op- tion shall be at the sole discretion of the Board.

15.3	No Right to Continued Employment or Mandate

This Option Plan does not constitute an employment agreement or mandate. Nothing contained herein shall confer any rights of a Beneficiary as an employee or consultant or modify the terms of the Beneficiary’s respective employment agreement or mandate or restrict vVARDIS’ or a Subsidiary’s right to terminate the employment relationship of or mandate with any Beneficiary at any time, with or without Cause, or to adjust the compensation of any Beneficiary.

16.	Administration

This Option Plan shall be administrated by the Board (including by way of delegation of such administration to a committee to whom such administration may be entrusted from time to time). The Board (including such committee) is authorized and shall have full power and authority, subject to the provisions of this Option Plan,

(i) to establish such rules and regulations as it may deem appropriate for the proper administration and operation of the Plan and (ii) to make such determinations under, and such interpretations of, and to take such steps in connection with, the Plan and the Options granted thereunder, as it may deem necessary or advisable from time to time. The Board or its committee’s decisions, determinations and interpretations shall be final and binding on all Beneficiaries (including their heirs) and any holders of Options or Shares hereunder.

17.	Term and Termination

This Option Plan has been approved by the Board on [XXX] November 2025 and shall become effective with as of [XXX] November 2025.

Subject to Clause 12 (Effect of an Acceleration Event), Clause 13 (Changes in Capital Structure) and Clause 18 (Entire Agreement; Amendments), this Option Plan shall remain in effect and be valid until the later to occur of:

(i)          31 December 2040;

(ii)        the date on which all Options granted under this Option Plan have been exercised, terminated, forfeited or otherwise cancelled; and

(iii)       the date on which all purchase rights of vVARDIS (or any person or legal entity designated by vVARDIS) under this Option Plan and/or the Shareholders’ Agreement have been exercised or lapsed;

in each case, unless extended for a longer period or terminated earlier by the Board, provided, that any such earlier termination may not materially adversely affect the then accrued rights of Beneficiaries hereunder.

18.	Entire Agreement; Amendments

This Option Plan (including the Option Agreement, the Shareholders’ Agreement) and any of its or their annexes or schedules or any other document referred to herein or therein) constitutes the entire plan and agreements amongst the parties thereto regarding the subject matter hereof and thereof and supersedes all previous plans, agreements, arrangements or understandings with respect to the subject matter hereof or thereof.
The Board shall have the power and authority to make any modification or amendment to the Plan at any time throughout the term of this Option Plan (i) as it deems fit (including pursuant to Clause 12 (Effect of an Acceleration Event) or Clause 17 (Term and Termination)) to the extent such modification or amendment does not materially adversely affect the then accrued rights of Beneficiaries hereunder or (ii) as may be necessary to comply with or conform to applicable laws.

19.	Order of Precedence

Unless explicitly provided otherwise in this Option Plan, in case of a conflict or discrepancy between the terms and conditions of this Option Plan and an individual Option Agreement the terms and conditions of such individual Option Agreement shall prevail to the extent of such conflict or discrepancy.

20.	Confidentiality

The terms and conditions of this Option Plan and any respective Option Agreement shall be kept strictly confidential and may be shared only with the spouse or life-partner and the personal advisors of the Beneficiary unless disclosure is required by law.

21.	Severability

If at any time any provision of this Option Plan or a respective Option Agreement is or becomes invalid or unenforceable, then neither the validity nor the enforceability of the remaining provisions of this Option Plan and/or such Option Agreement or the remaining part of the provision of the Plan and/or such Option Agreement shall in any way be affected or impaired thereby and the parties agree to replace the invalid or unenforceable provision or part thereof by a valid or enforceable provision which shall best reflect the parties’ original intention and shall to the extent possible achieve the same economic result.

22.	Governing Law and Jurisdiction

This Option Plan shall be subject to and governed by, and construed and interpreted in accordance with, substantive Swiss law to the exclusion of the rules set forth in the United Nations Convention on the International Sale of Goods.

Any dispute arising out of or in connection with this Option Plan, including its validity, breach or termination, shall be submitted to the exclusive jurisdiction of the ordinary courts of Zug, Canton of Zug, Switzerland.
* * * * * *

Zug, 19 November 2025

vVARDIS Holding AG

Dr. Haleh Abivardi Brönner, Board Chair	Dr. Golnar Abivardi Signer, Vice-Chair

Annexes

Annex 1:	Form of Notice of Exercise

Annex 2:	Form of Declaration of Assignment

Annex 3:	Shareholders’ Agreement